Exhibit 99.1

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FOR IMMEDIATE RELEASE	CONTACT:	Media Inquiries:
April 29, 2004		Dorothy Brown Smith
Director, Corporate
Communication
(717) 396-5696

Investor Inquiries:
Karen Wallace
Assistant Treasurer
Investor Relations
(717) 396-6290

ARMSTRONG REPORTS FIRST QUARTER 2004 RESULTS

LANCASTER, Pa. April 29, 2004—Armstrong Holdings, Inc. (OTCBB: ACKHQ) today reported first quarter 2004 net sales of $845.0 million, a 9.0% increase over first quarter net sales of $774.9 million in 2003. Excluding the favorable effects of foreign exchange rates of $34.6 million, consolidated net sales increased by 4.4%. The increase in sales was primarily driven by strong demand for our products in the North American residential and commercial markets. Also contributing to the improvement in sales was the impact of price increases initiated in 2003.

Operating income of $39.8 million was recorded for the first quarter of 2004 compared to operating income of $11.3 million in the first quarter of 2003. During 2003 and continuing in the first quarter of 2004, Armstrong implemented several manufacturing and organizational changes to improve our cost structure. The improvements from these initiatives are reflected in lower selling, general and administrative (SG&A) expense as well as lower manufacturing overhead costs in the first quarter of 2004. These cost improvements, together with the benefits of the increased sales volume and selling prices were partially offset by higher raw material costs. The expense associated with the cost reduction initiatives was $3.0 million in the first quarter of 2004 and $4.7 million in the first quarter of 2003.

Segment Highlights for the First Quarter 2004

Resilient Flooring net sales of $304.1 million in the first quarter of 2004 increased from net sales of $286.7 million in 2003. First quarter sales compared to 2003 were favorably impacted by $11.1 million from the translation effect of the changes in foreign exchange rates. Operating income of $15.5 million in the quarter declined by $2.1 million from the operating income in 2003 of $17.6 million. The decline in operating income was primarily due to lower sales volume in Western Europe, increased costs to purchase PVC, wage and salary inflation and certain European manufacturing inefficiencies.

Wood Flooring net sales of $197.4 million in the first quarter of 2004 increased 18.1% from $167.2 million in the prior year. This increase was primarily due to improved pricing and increased volume to the strong U.S. new home construction market. Operating income of $10.3 million was recorded in the quarter compared to operating income of $2.2 million in the same period last year. The increase in operating income was primarily due to the sales volume gains and lower manufacturing overhead costs resulting from the cost reduction initiatives. In the first quarter of 2004, higher lumber costs offset substantially all of the benefits realized from higher selling prices.

Textiles and Sports Flooring net sales of $62.3 million increased in the first quarter compared to $62.0 million in the first quarter of 2003. Excluding the translation effect of the changes in foreign exchange rates of $10.5 million, net sales decreased 14.1% due to weak European markets. An operating loss of $1.9 million for the quarter decreased by $4.1 million from the operating loss of $6.0 million recorded for the same period last year, primarily due to reduced manufacturing overhead and SG&A costs resulting from the 2003 cost reduction initiatives. 2003 results include restructuring expense of $2.3 million while 2004 results had a net reversal of $0.1 million for restructuring activities.

Building Products net sales of $230.0 million in the first quarter of 2004 increased from $207.1 million in the prior year. Excluding the translation effect of the changes in foreign exchange rates of $12.9 million, sales increased by 4.5%, primarily due to strong growth in the U.S. commercial markets and improved pricing in the U.S. commercial and residential markets. Operating income for the quarter increased to $27.2 million from operating income of $17.8 million in 2003. This increase resulted from improved sales activity in the U.S., favorable production efficiencies and higher equity in earnings. Partially offsetting these gains were charges associated with cost reduction initiatives in The Netherlands and increased energy costs.

Cabinets net sales in 2004 of $51.2 million decreased from first quarter 2003 sales of $51.9 million primarily due to reductions in volume. Operating income of $0.6 million for the quarter compared to an operating loss of $3.6 million in the prior year. The improvement in operating income was predominantly due to selling price increases and lower manufacturing overhead and SG&A costs, partially offset by sales volume declines.

More details on the Company’s performance can be found in its Form 10-Q, filed with the SEC today. References to performance excluding the effects of foreign exchange are non-GAAP measures. Management believes that this information improves the comparability of business performance by excluding the impacts of changes in foreign exchange rates when translating comparable foreign currency amounts.

Armstrong Holdings, Inc. is the parent company of Armstrong World Industries, Inc., a global leader in the design and manufacture of flooring, ceilings and cabinets. In 2003, Armstrong’s net sales totaled more than $3 billion. Based in Lancaster, PA, Armstrong operates 44 plants in 12 countries and has approximately 15,000 employees worldwide. More information about Armstrong is available on the Internet at www.armstrong.com.

These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements provide our expectations or forecasts of future events. Actual results could differ materially as a result of known and unknown risks and uncertainties and other factors, including: the outcome of Armstrong World Industries Inc.’s (“AWI”) Chapter 11 case; our ability to maintain financial liquidity; AWI’s asbestos-related liability and any other litigation; variations in raw material and energy costs; our success in achieving manufacturing efficiencies and price increases; our success in introducing new products; product and price competition caused by factors such as worldwide excess industry capacity; interest, foreign exchange and effective tax rates; success in achieving integration of and synergies from our acquisitions; greater than expected working capital requirements; business combinations among competitors and suppliers; the strength of domestic and foreign end-use markets; effects on international operations from changes in intellectual property protection and trade regulations; and other risks, uncertainties and factors disclosed in our and AWI’s most recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.

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FINANCIAL HIGHLIGHTS

Armstrong Holdings, Inc., and Subsidiaries

(amounts in millions, except for per-share amounts)

	Three Months Ended March 31,
	2004	2003
Net sales	$845.0	$774.9
Cost of goods sold	661.4	608.4
Selling, general and administrative expenses	148.4	157.3
Restructuring and reorganization charges, net	2.0	3.2
Equity (earnings) from affiliates, net	(6.6)	(5.3)

Operating income	39.8	11.3

Interest expense (unrecorded contractual interest of $21.7 and $24.8)	2.2	2.8
Other non-operating expense	1.9	1.3
Other non-operating (income)	(1.2)	(0.8)
Chapter 11 reorganization costs, net	2.5	4.0

Earnings before income taxes	34.4	4.0
Income tax expense	16.7	2.1

Net earnings	$17.7	$1.9

Net earnings per share of common stock:
Basic	$0.44	$0.05
Diluted	$0.43	$0.05

Average number of common shares outstanding:
Basic	40.5	40.5
Diluted	40.7	40.7

SEGMENT RESULTS

Armstrong Holdings, Inc., and Subsidiaries

(amounts in millions)

	Three Months Ended March 31,
	2004	2003
Net sales:
Resilient Flooring	$304.1	$286.7
Wood Flooring	197.4	167.2
Textiles and Sports Flooring	62.3	62.0
Building Products	230.0	207.1
Cabinets	51.2	51.9

Total Net Sales	$845.0	$774.9

Operating income (loss):
Resilient Flooring	$15.5	$17.6
Wood Flooring	10.3	2.2
Textiles and Sports Flooring	(1.9)	(6.0)
Building Products	27.2	17.8
Cabinets	0.6	(3.6)
All Other	0.5	0.4
Unallocated Corporate (expense)	(12.4)	(17.1)

Total Operating Income	$39.8	$11.3

Selected Balance Sheet Information

(amounts in millions)

	March 31, 2004	December 31, 2003
Assets:
Current assets	$1,394.1	$1,358.8
Property, plant and equipment, net	1,243.0	1,267.3
Other noncurrent assets	2,029.0	2,021.7

Total assets	$4,666.1	$4,647.8

Liabilities and shareholders' equity:
Current liabilities	$421.0	$415.5
Liabilities subject to compromise	4,857.6	4,858.5
Other noncurrent liabilities	702.3	704.0
Shareholders' deficit	(1,314.8)	(1,330.2)

Total liabilities and shareholders' equity	$4,666.1	$4,647.8

Selected Cash Flow Information (amounts in millions)
	Three Months Ended March 31,
	2004	2003
Net earnings	$17.7	$1.9
Other adjustments to reconcile net earnings to net cash (used for) operating activities	27.6	27.3
Changes in operating assets and liabilities, net	(81.9)	(83.0)

Net cash (used for) operating activities	(36.6)	(53.8)
Net cash (used for) investing activities	(15.8)	(16.9)
Net cash provided by (used for) financing activities	4.2	(5.7)
Effect of exchange rate changes on cash and cash equivalents	—	1.1

Net decrease in cash and cash equivalents	(48.2)	(75.3)
Cash and cash equivalents, beginning of year	484.3	380.0

Cash and cash equivalents, end of period	$436.1	$304.7